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                                  EXHIBIT 99.2

Contact
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Brandi R. Whaley, Public Relations Specialist
717-735-5651

February 28, 2002
FOR IMMEDIATE RELEASE

STERLING FINANCIAL CHOOSES BANK OF HANOVER LEADER FOR CORPORATE CFO.

LANCASTER, PA--Sterling Financial Corporation (SLFI) today announced the appointment of J. Bradley Scovill as chief financial officer, effective March 1.

Scovill has been president and chief executive officer of the Bank of Hanover, an affiliate of Sterling Financial, since 1994. He will remain as CEO of the Bank of Hanover until May 1, when Chad M. Clabaugh assumes the post. After that, Scovill will also become a vice chairman of the bank.

As CFO at Sterling Financial, Scovill will be responsible for developing long-term financial plans for the company and will partner with Sterling Financial's new president and incoming CEO, J. Roger Moyer, Jr. "I look forward to working closely with Roger and the rest of the Sterling executive team in shaping a successful future for Sterling Financial Corporation," Scovill said.

Scovill will also oversee a variety of support services within the corporate organization. "The core function of our support unit is to put our customer-contact people in a great position to serve their customers," he said. "It's our job to make sure that our frontline people are working with the best resources, information, and technology." Scovill succeeds Jere L. Obetz, who has been the Executive Vice President, Treasurer and Chief Financial Officer. Obetz is retiring after 31 years of service with Sterling Financial Corporation and Bank of Lancaster County.

A 21-year veteran of the banking industry, Scovill has been with the Bank of Hanover since 1991. He serves on the executive committee of the Pennsylvania Bankers Association and is former vice chairman of its legislative and regulatory advisory unit. He has been active in community affairs, having served as chairman of the Hanover Area Chamber of Commerce and the United Way of York County and serves on the executive committee and board of directors of the York County Economic Development Corporation.

Scovill is a graduate of Wyomissing Area High School and the Pennsylvania State University. He played tight end for the Nittany Lions football team from 1977 to 1980. He and his family live in Hanover.

Clabaugh has served as executive vice president of sales at the bank since 1996 and was named chief operating officer in September 2000. He will become president of the bank on Feb. 28 and then add the duties of CEO on May 1.

Clabaugh has been with the Bank of Hanover for 21 years. "I understand the core markets we do business with," he said. "We're going to continue to be dedicated to serving those customers and deepening our


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relationships with them." At the same time, he added, the bank is well positioned to expand into the Greater York area, southern York County, and the northern tier of Carroll County, Maryland. "Our banking style meshes very well with those markets," he said.

Clabaugh serves as chair of the Greater Hanover Area Red Cross and chair of the advancement committee of the Brethren Home in New Oxford. He is a graduate of Delone Catholic High School in McSherrystown and York College. He is a York resident

Sterling Financial Corporation operates 51 banking locations in south central Pennsylvania and northern Maryland, through the Bank of Lancaster County, N.A., the Bank of Hanover and Trust Company, the First National Bank of North East and the Bank of Lebanon County. As of December 31, 2001, Sterling Financial Corporation had total assets of approximately $1.86 billion. Sterling Financial Corporation also owns Sterling Financial Trust Company, which has close to $1 billion in assets under management.



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